For Release: Tuesday, Feb. 3, 2008; 8 a.m. EST

GMAC Financial Services Reports Preliminary Fourth Quarter and Full-Year 2008 Financial Results

•	Fourth quarter net income of $7.5 billion; full-year net income of $1.9 billion
•	$11.4 billion gain from largest corporate bond exchange ever completed
•	Continued pressure in the automotive finance and mortgage businesses
•	GMAC becomes bank holding company and converts ILC to state bank
•	Received $5 billion investment from U.S. Treasury’s Troubled Asset Relief Program (TARP)
•	Cash and cash equivalents balance of $15.2 billion

NEW YORK – GMAC Financial Services reported 2008 fourth quarter net income of $7.5 billion compared to a net loss of $724 million in the fourth quarter of 2007.  Results in the quarter were largely driven by an $11.4 billion after-tax gain from the extinguishment of debt related to GMAC’s fourth quarter bond exchange, which was partially offset by losses in the global automotive finance and mortgage businesses.  Adversely affecting results in the quarter were an impairment on lease residuals due to falling used vehicle prices, provisions for loan losses as credit quality trends and asset values continued to decline, and impairments on equity investments.

For the full-year 2008, GMAC reported net income of $1.9 billion, compared to a net loss of $2.3 billion for 2007.  Affecting results for the full year were significant losses at Residential Capital, LLC (ResCap) as adverse mortgage and housing market conditions domestically and internationally continued to persist.  In addition, weak credit conditions and impairments on lease residuals led to losses in the automotive finance business.  The insurance operation remained profitable throughout 2008.

Fourth Quarter and Full-Year Net Income/(Loss)
($ in millions)
	Q408	Q407	Change	2008	2007	Change
Global Automotive Finance	($1,313)	$137	($1,450)	($2,066)	$1,485	($3,551)
Insurance	95	68	27	459	459	–
ResCap	(981) [2]	(921)	(60)	(5,611)	(4,346)	(1,265)
Other[1]	9,661[3]	(8)	9,669	9,086	70	9,016
Net Income/(Loss)	$7,462	($724)	$8,186	$1,868	($2,332)	$4,200
1 Includes Commercial Finance, equity investments and other corporate activities.
2 Includes $754 million gain on bond exchange.
3 Includes a $10.7 billion gain on bond exchange.

“The past year was clearly an extraordinary period for GMAC.  Our business, like many others, was significantly affected by the U.S. recession, the global capital and credit market disruption, falling auto sales and a mortgage market in turmoil,” said GMAC Chief Executive Officer Alvaro G. de Molina.  “These extraordinary conditions called for nothing less than extraordinary actions, and we closed 2008 with some encouraging steps toward a more positive future for GMAC.”

“In the past 45 days, GMAC received approval from the U.S. Federal Reserve to become a bank holding company, successfully completed the largest debt exchange in U.S. corporate history, received a TARP investment, and completed a rights offering.  Today, GMAC has a stronger capital base and is positioned to be more competitive over the long-term,” de Molina said.  “Our work is just beginning, however, to enhance management practices, while also operating through this difficult economic cycle and transitioning and diversifying the company.”

Liquidity and Capital
GMAC’s consolidated cash and cash equivalents were $15.2 billion as of Dec. 31, 2008, up from $13.5 billion at Sept. 30, 2008.  Of these total balances, ResCap’s cash and cash equivalents balance, including GMAC Bank, was $7.0 billion at year-end, up slightly from $6.9 billion at Sept. 30, 2008.  The change in consolidated cash is related to increased deposits at GMAC Bank and the $5 billion U.S. Department of Treasury investment under the TARP, which was offset by costs associated with the bond exchange, lower dealer deposits, and debt maturities.

GMAC Bank total assets were $32.9 billion at year-end, which included $10.9 billion of assets at the automotive division and $22.0 billion of assets at the mortgage division.  This compares to $32.9 billion of total assets at Sept. 30, 2008.  Deposits increased in the fourth quarter to $19.3 billion at Dec. 31, 2008, which included $7.2 billion of retail deposits, $10.6 billion of brokered deposits, and $1.5 billion of other deposits.  This compares to $17.7 billion of deposits at the end of the third quarter, with $4.5 billion of retail, $10.8 billion of brokered and $2.3 billion of other deposits.

GMAC significantly bolstered its regulatory capital position during the fourth quarter and its application to become a bank holding company was approved on Dec. 24, 2008.  At the time of GMAC’s application to become a bank holding company, the U.S. Federal Reserve established an initial regulatory capital target for the company based on expected balance sheet structure and size, as well as company performance. Since then, GMAC’s asset levels had declined and estimates of the fourth quarter financial results were revised. Therefore, the regulatory capital requirement target was adjusted using a risk-based ratio approach when the bank holding company order was issued.

Total book equity at Dec. 31, 2008 was $21.9 billion, compared to $9.2 billion at Sept. 30, 2008.  Contributing to the increase were an $11.4 billion gain from the bond exchange, $234 million of capital from new preferred interests issued to bondholders, $5 billion of preferred interests from the TARP investment, and $750 million in additional common equity from the contribution by General Motors and FIM Holdings LLC of their first-loss participation interests in a ResCap credit facility.

In January 2009, GMAC completed a rights offering whereby GM and FIM Holdings collectively purchased an additional $1.25 billion of GMAC common equity interests.  In addition, GMAC completed a transaction that extinguished certain debt and resulted in approximately $600 million of equity.  Both transactions further improved the company’s capital position.  As a result of these actions and by achieving a tangible equity-to-assets ratio of 10.9 percent at year-end, GMAC believes it has an appropriate level of capital for the current market environment.

Global Automotive Finance
GMAC’s global automotive finance business reported a net loss of $1.3 billion in the fourth quarter of 2008, compared to net income of $137 million in the year-ago period. The decline was attributable to impairments on operating leases in the U.S. car portfolio and the international full-service leasing portfolio related to a decline in used vehicle prices, higher provisions for credit losses due to weaker consumer and dealer performance, and mark-to-market adjustments on derivatives.

New vehicle financing originations for the fourth quarter of 2008 decreased significantly to $2.7 billion of retail and lease contracts from $13.4 billion in the fourth quarter of 2007.  Reduced access to funding related to the global capital and credit market disruption prompted GMAC to implement a more conservative purchase policy for consumer auto financing in the United States which significantly affected origination volumes in the quarter.  In addition, originations declined in the international operations as the business began to implement plans to cease or curtail operations in select countries in Asia-Pacific and Europe.  A significant decline in global automotive sales also contributed to reduced origination volumes.

GMAC began expanding its retail automotive financing activities in the United States to include a broader spectrum of consumers immediately after receiving the TARP investment on Dec. 29, 2008.  While this access to liquidity has improved the company’s ability to extend credit to qualified consumers, there are still limitations on other funding sources for automotive assets.  GMAC Bank remains a key funding source for GMAC, however, until GM is no longer considered an affiliate of GMAC Bank, the Bank is limited in the retail and wholesale assets that can be funded from GM dealers due to the current regulations.

Credit losses increased sharply in the fourth quarter of 2008 to 2.10 percent of managed retail assets, versus 1.05 percent in the fourth quarter of 2007.  The increase is related to higher loss frequency and severity stemming from the U.S. economic recession.  Delinquencies also increased to 2.96 percent in the fourth quarter of 2008, compared to 2.68 percent in the year-ago period.

Insurance
GMAC’s insurance business reported net income of $95 million, compared to net income of $68 million in the fourth quarter of 2007.  Results were attributable to a gain from the sale of the reinsurance business, which was partially offset by a goodwill impairment as well as fewer policies sold in the United States due to an overall decline in vehicle sales.

The total value of the insurance investment portfolio was $5.1 billion at Dec. 31, 2008, compared to $7.2 billion at Dec. 31, 2007. The decrease is attributable to assets transferred in the sale of the reinsurance business, unfavorable foreign currency movement, and lower asset values.

Real Estate Finance
ResCap reported a net loss of $981 million for the fourth quarter of 2008, compared to a net loss of $921 million in the year-ago period. This reflects an after-tax gain of $754 million in the fourth quarter of 2008 from the retirement of ResCap debt related to the bond exchange.  The decline in performance is attributable to continued adverse market conditions, which drove higher credit-related provisions and funding costs.

ResCap’s U.S. residential finance business was negatively affected by lower mortgage production due to tight underwriting and the closing of certain retail and wholesale lending channels, and lower net servicing fees.

The international mortgage business experienced a net loss in the fourth quarter related to suspension of all production with the exception of Canadian insured loans and the continued decline of credit quality and home prices overseas.  The business lending operation experienced continued losses in the fourth quarter due to lower net interest margins related to nonperforming loans and an increase in loan loss reserves as inventories remained high and demand for home purchases remained constrained.

In the fourth quarter, GMAC contributed $1.67 billion of equity to ResCap, which included $690 million of debt forgiveness on the mortgage servicing rights credit line and $976 million (face value with accrued interest) of ResCap bonds that were contributed and subsequently retired.  As a result of these actions, ResCap remained in compliance with its tangible net worth covenant at Dec. 31, 2008.

On Jan. 30, 2009, GMAC acquired 100 percent of ResCap’s non-voting equity interest in IB Finance Holdings, the parent company of GMAC Bank. As a result, all voting and economic interests in IB Finance are now owned directly by GMAC.

Outlook
Weak economic conditions have continued into 2009 and the capital and credit markets remained stressed.  As a bank holding company, GMAC is better positioned to manage through this downturn with improved access to funding and a stronger capital position.

“Looking ahead, challenges still remain and GMAC will focus on transitioning the company to meet all bank holding company requirements; further strengthening the liquidity and capital position; building a world-class organization; expanding and diversifying customer-focused revenue opportunities in auto and mortgage; and driving returns by repositioning the risk profile and maximizing efficiencies,” de Molina said.  “This will be the path to strengthening the enterprise for the long-term.”

About GMAC Financial Services
GMAC LLC is a bank holding company with operations in North America, South America, Europe and Asia-Pacific. GMAC specializes in automotive finance, real estate finance, insurance, commercial finance and online banking. As of Dec. 31, 2008, the organization had $189 billion in assets and serviced 15 million customers around the world. Visit the GMAC media site at www.media.gmacfs.com for more information.

Forward-Looking Statements

In this earnings release and related comments by GMAC LLC (“GMAC”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and GMAC’s and Residential Capital, LLC’s (“ResCap”) actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for GMAC and ResCap, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: securing low cost funding for GMAC and ResCap and maintaining the mutually beneficial relationship between GMAC and General Motors Corporation (“GM”); our ability to maintain an appropriate level of debt; the profitability and financial condition of GM; our ability to realize the anticipated benefits associated with our recent conversion to a bank holding company, and the increased regulation and restrictions that we will be subject to; uncertainty concerning our ability to access additional federal liquidity programs; recent developments in the residential mortgage and capital markets; continued deterioration in the residual value of off-lease vehicles; the continuing negative impact on ResCap of the decline in the U.S. housing market; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; disruptions in the market in which we fund GMAC’s and ResCap’s operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap, GMAC or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.

Investors are cautioned not to place undue reliance on forward-looking statements. GMAC undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

# # #
Contacts:
Beth Coggins
313-410-0284
beth.coggins@gmacfs.com

Toni Simonetti
917-369-2360
toni.simonetti@gmacfs.com

GMAC Financial Services Preliminary Unaudited Fourth Quarter 2008 Financial Highlights
($ in millions)

		4Q	4Q	FY	FY
Summary Statement of Income	Note	2008	2007	2008	2007
Revenue
Total financing revenue		$4,000	$5,193	$18,395	$21,187
Interest expense		2,917	3,653	11,870	14,776
Depreciation expense on operating lease assets		1,274	1,384	5,483	4,915
Impairment of investment in operating leases		425	-	1,234	-
Net financing (loss) revenue		(616)	156	(192)	1,496

Other revenue
Net loan servicing income		157	563	1,498	1,649
Insurance premiums and service revenue earned		974	1,144	4,329	4,378
Gain (loss) on mortgage and automotive loans, net		113	464	(1,560)	508
Gain on extinguishment of debt		11,464	563	12,628	563
Investment (loss) income		(183)	(75)	(446)	473
Other (loss) income		(491)	478	601	2,732
Total other revenue		12,034	3,137	17,050	10,303
Total net revenue		11,418	3,293	16,858	11,799
Provision for credit losses		1,340	1,021	3,683	3,096
Noninterest expense
Insurance losses and loss adjustment expenses		537	656	2,522	2,451
Other operating expenses		2,137	2,191	8,734	7,739
Impairment of goodwill		42	-	58	455
Total noninterest expense		2,716	2,847	11,314	10,645
Income (loss) before income tax (benefit) expense		7,362	(575)	1,861	(1,942)
Income tax (benefit) expense		(100)	149	(7)	390
Net income (loss)		$7,462	($724)	$1,868	($2,332)

		Dec 31,	Dec 31,	Sep 30,
Select Balance Sheet Data		2008	2007	2008
Cash and cash equivalents		$15,151	$17,677	$13,534
Loans held-for-sale		7,919	20,559	11,979
Finance receivables and loans, net	1
Consumer		63,963	87,769	72,925
Commercial		36,110	39,745	39,497
Investments in operating leases, net	2	26,390	32,348	30,628
Total assets		189,476	248,939	211,327
Total debt	3	126,321	193,148	160,631

		Fourth Quarter		Full Year
Operating Statistics		2008	2007	2008	2007
GMAC's Worldwide Cost of Borrowing	4	6.53%	6.52%	6.25%	6.35%

(1) Finance receivables and loans are net of unearned income

(2) Net of accumulated depreciation

(3) Represents both secured and unsecured on-balance sheet debt such as commercial paper, medium-term notes and long-term debt

(4) Calculated by dividing total interest expense (excluding marked-to-market adjustments and intercompany interest) by total borrowings

GMAC Financial Services Preliminary Unaudited Fourth Quarter 2008 Financial Highlights	(Contiued)
($ in millions)

		Note	Fourth Quarter		Full Year
GMAC Automotive Finance Operations			2008	2007	2008	2007

Net (loss) income
North American Operations (NAO)			($1,202)	$40	($2,152)	$1,099
International Operations (IO)			(111)	97	86	386
Net (loss) income			($1,313)	$137	($2,066)	$1,485

Consumer Portfolio Statistics
NAO	Number of contracts originated (# thousands)		58	425	1,328	1,873
	Dollar amount of contracts originated		$1,364	$12,143	$35,392	$50,775
	Dollar amount of contracts outstanding at end of period	5	$50,232	$64,756
	Share of new GM retail sales		8%	43%	38%	45%

	Mix of retail & lease contract originations (% based on # of units):
	New		63%	80%	74%	80%
	Used		37%	20%	26%	20%

	GM subvented (% based on # of units)		74%	84%	79%	85%

	Average original term in months (US retail only)		58	62	61	58

	Off-lease remarketing (US only)
	Sales proceeds on scheduled lease terminations (36-month) per vehicle - Serviced	6,7	$12,122	$15,148	$13,454	$15,543
	Off-lease vehicles terminated - Serviced (# units)	7	97,129	77,700	425,567	315,512
	Sales proceeds on scheduled lease terminations (36-month) per vehicle - On-balance sheet	6	$12,369	$15,129	$13,435	$15,607
	Off-lease vehicles terminated - On-balance sheet (# units)	8	61,926	32,964	223,922	120,335

IO	Number of contracts originated (# thousands)		137	186	678	723
	Dollar amount of contracts originated		$1,893	$3,166	$11,195	$11,852
	Dollar amount of contracts outstanding at end of period	9	$15,381	$18,619

	Mix of retail & lease contract originations (% based on # of units):
	New		87%	86%	85%	83%
	Used		13%	14%	15%	17%

	GM subvented (% based on # of units)		37%	43%	40%	42%

Asset Quality Statistics
NAO	Annualized net retail charge-offs as a % of managed assets	10	2.51%	1.31%	1.90%	1.20%
	Managed retail contracts over 30 days delinquent	10,11	3.18%	2.77%	2.61%	2.58%
	Serviced retail contracts over 30 days delinquent	11,12	3.12%	2.67%	2.60%	2.41%

IO	Annualized net charge-offs as a % of managed assets	10	1.02%	0.37%	0.79%	0.52%
	Managed retail contracts over 30 days delinquent	10,11	2.62%	2.52%	2.51%	2.55%

Operating Statistics
NAO	Allowance as a % of related on-balance sheet consumer receivables at end of period		5.00%	3.87%
	Repossessions as a % of average number of managed retail contracts outstanding	10	3.15%	2.71%	2.71%	2.36%
	Severity of loss per unit serviced - Retail	12
	New		$12,747	$9,730	$11,404	$9,070
	Used		$10,180	$7,750	$9,113	$7,220

IO	Allowance as a % of related on-balance sheet consumer receivables at end of period		1.71%	1.42%
	Repossessions as a % of average number of contracts outstanding		0.75%	0.67%	0.70%	0.73%

(5) Represents on-balance sheet assets, which includes $3.8 billion of retail loans held for sale in 2008

(6) Prior period amounts based on current vehicle mix, in order to be comparable

(7) Serviced assets represent operating leases where GMAC continues to service the underlying asset

(8) GMAC-owned portfolio reflects lease assets on GMAC's books after distribution to GM of automotive leases in connection with the sale transaction which occurred in November 2006

(9) Represents on-balance sheet assets including retail leases

(10) Managed assets represent on and off-balance sheet finance receivables and loans where GMAC continues to be exposed to credit and/or interest rate risk

(11) Represents percentage of average number of contracts outstanding. Excludes accounts in bankruptcy.

(12) Serviced assets represent on and off-balance sheet finance receivables and loans where GMAC continues to service the underlying asset

GMAC Financial Services Preliminary Unaudited Fourth Quarter 2008 Financial Highlights	(Contiued)
($ in millions)

	Note	Fourth Quarter		Full Year
ResCap Operations		2008	2007	2008	2007

Net loss		($981)	($921)	($5,611)	($4,346)
Gain (loss) on sale of mortgage loans, net
Domestic		$14	$358	($199)	$7
International		(70)	(59)	(1,805)	(339)
Total (loss) gain on sale of mortgage loans		($56)	$299	($2,004)	($332)

Portfolio Statistics
Mortgage loan production
Prime conforming		$5,169	$12,951	$39,559	$47,376
Prime non-conforming		45	715	1,884	28,513
Government		2,950	1,194	12,822	3,605
Nonprime		-	68	3	4,314
Prime second-lien		1	578	873	10,097
Total Domestic		8,165	15,505	55,141	93,905
International		371	5,322	4,238	28,580
Total Mortgage production		$8,536	$20,827	$59,379	$122,485

Mortgage loan servicing rights at end of period		$2,848	$4,703

Loan servicing at end of period
Domestic		$365,033	$410,218
International		28,755	43,091
Total Loan servicing		$393,788	$453,310

Asset Quality Statistics - ResCap Consolidated
Provision for credit losses by product
Mortgage loans held for investment		$515	$652	$1,673	$2,088
Lending receivables		301	178	557	491
Total Provision for credit losses		$817	$830	$2,231	$2,580

Allowance by product at end of period
Mortgage loans held for investment		$1,142	$832
Lending receivables		599	484
Total Allowance by product		$1,741	$1,316

Allowance as a % of related receivables at end of period
Mortgage loans held for investment		4.41%	1.97%
Lending receivables		15.87%	6.82%
Total Allowance as a % of related receivables		5.87%	2.67%

Nonaccrual loans at end of period		$7,099	$5,977
Nonaccrual loans as a % of related receivables at end of period		23.93%	12.13%

Total nonperforming assets		$7,912	$7,125

GMAC Insurance Operations

Net Income		$95	$68	$459	$459

Premiums and service revenue written		$544	$942	$3,785	$4,039
Premiums and service revenue earned		$963	$1,133	$4,285	$4,338
Combined ratio	13	92.9%	96.9%	93.9%	93.5%

Investment portfolio fair value at end of period		$5,131	$7,193
Memo: After-tax at end of period
Unrealized gains		$124	$176
Unrealized losses		(189)	(48)
Net unrealized capital (losses) gains		($65)	$128

(13) Combined ratio represents the sum of all incurred losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income. For 2008,  sale of GMAC RE and goodwill impairment have also been excluded.

Numbers may not foot due to rounding